Merrill Lynch Developing Capital Markets Fund, Inc.

File No. 811-5723

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2004, Merrill Lynch Developing Capital Markets Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Dragon Fund, Inc. (“Dragon Fund”), File No. 811-06581.

At a meeting of the Board of Directors of the Registrant and the Dragon Fund held on February 9 and 10, 2004, the Boards approved the proposal pursuant to which the Registrant would acquire substantially all of the assets of Dragon Fund and assume substantially all of the liabilities of Dragon Fund in return for newly issued shares of the Registrant to be distributed to the shareholders of Dragon Fund in proportion to such shareholders’ interest in Dragon Fund in liquidation of Dragon Fund.

On April 20, 2004, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-113754 and 811-5723) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Dragon Fund.  Pre-Effective Amendment Nos. 1 and 2 to the N-14 Registration Statement were filed on March 19, 2004 and April 16, 2004, respectively, and the N-14 Registration Statement as so amended was declared effective by the Commission on April 20, 2004.  Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on August 2, 2004.

On May 26, 2004, the shareholders of the Registrant and Dragon Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On June 18, 2004 (the “Reorganization Date”), pursuant to the Agreement, Dragon Fund transferred assets valued at $108,206,601.70 to the Registrant and received in exchange 8,477,807.786 newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of 2,004,669.544 Class I shares, 1,395,398.253 Class B shares, 619,039.810 Class C shares and 4,458,700.179 Class A shares.  Such shares were then distributed to the shareholders of Dragon Fund on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Dragon Fund with the Securities and Exchange Commission on August 2, 2004.